Exhibit 10.4

PROFLOWERS, INC.

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

December 29th, 1999

i

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of December 29th, 1999, by and among ProFlowers, Inc., a Delaware corporation, (“Parent”), and the Stockholders listed on Schedule A hereto (collectively the “Stockholders” and each of which is herein referred to as a “Stockholder”).

RECITALS

WHEREAS, the Company and certain of its stockholders have previously entered into a Stockholders’ Agreement dated as of December 17th, 1999 (the “Original Agreement”);

WHEREAS, it is a condition of closing to the Company’s Series B Convertible Preferred Stock financing that the Original Agreement be amended and restated in its entirety as follows.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them (capitalized terms used herein and not expressly defined herein shall have the meanings assigned such terms in the Merger Agreement):

“Affiliate” of a Stockholder shall mean any entity which is controlled by, controls or is under common control with such Stockholder or a trust of which such Stockholder is a beneficiary. “Control” shall be presumed to exist where an entity holds the direct or indirect control of fifty percent (50%) or more of the voting rights in such entity.

“Capital Holdings” shall mean all shares of common stock and preferred stock of the Parent owned by a particular Stockholder, on an as-converted basis in the case of convertible securities, and specifically excluding any securities convertible into or exercisable for such shares only upon the payment of additional consideration. The common stock equivalency of preferred stock that is not by its terms convertible into common stock shall be determined on an equitable basis agreed upon by the parties involved in the transaction in question.

“Equity” shall mean any equity securities of Parent and any securities convertible into or exercisable for any equity securities of Parent.

“Transfer” and “Transferred” shall mean and include any sale, assignment or other transfer except for:

(a) any bona fide pledge of Equity by a Stockholder if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Stockholder;

(b) any transfer of Equity by a Stockholder made: (i) pursuant to a merger or consolidation of Parent with or into another corporation or corporations, provided that all Stockholders are entitled to participate therein on the basis of the proportion that each

Stockholder’s Capital Holdings bears to the total Capital Holdings of the other Stockholders participating therein; (ii) the winding up and dissolution of Parent; or (iii) pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-1, having an aggregate offering price in excess of Ten Million Dollars ($10,000,000), provided that all Stockholders are entitled to participate thereon on the basis of the proportion that each Stockholder’s Capital Holdings bears to the total Capital Holdings of the other Stockholders participating therein (except for any shares of Common Stock issuable upon conversion of debt securities issued to the Stockholders of Parent (other than William Strauss) prior to the Effective Time that are also being registered and shares of Common Stock issuable upon conversion of Preferred Stock issued to the Stockholders of Parent (other than William Strauss) prior to the Effective Time);

(c) any transfers of Equity by a Stockholder to another Stockholder pursuant to such Stockholder’s exercise of its right of first offer hereunder;

(d) any transfers of Equity by gift during a Stockholder’s lifetime or on a Stockholder’s death by will or intestacy to such Stockholder’s “immediate family” (as defined below) or to a trust for the benefit of Stockholder or Stockholder’s immediate family, provided that each transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Stockholder. For purposes of this Agreement, the term “immediate family” means Stockholder’s spouse, lineal descendant or antecedent (whether natural or adopted), brother or sister, or the spouse of any of the foregoing;

(e) any transfer of Equity to Parent upon exercise of the right of repurchase or right of first refusal set forth in any option exercise agreement with Parent; and

(f) any transfer of Equity for no consideration by a Stockholder which is (i) a partnership to or among its partners or former partners in accordance with partnership interests, (ii) a corporation to its shareholders in accordance with their interest in the corporation, (iii) a limited liability company to its members or former members in accordance with their interest in the limited liability company, provided any such transferee executes a counterpart copy of this Agreement and becomes bound thereby as a Stockholder.

2. Purchase Rights of Stockholders. It is the intention of this Section 2 that each Stockholder be afforded an opportunity to participate in the grant, issue or sale by Parent (which for the purposes of this Agreement shall include any subsidiary of Parent) of any Equity to any Stockholder or any Affiliate of a Stockholder (the “Parent Securities”) on the basis of the proportion that such Stockholder’s Capital Holdings bears to the total Capital Holdings of the other Stockholders. Accordingly, Parent shall not grant, issue or sell Parent Securities to any Stockholder or any Affiliate of a Stockholder except in accordance with the following provisions:

2.1 Parent shall deliver a notice by certified mail (the “Offer Notice”) to each Stockholder stating: (i) its bona fide intention to offer such Parent Securities, (ii) the number of such Parent Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Parent Securities.

2.2 Within fifteen (15) calendar days after receipt of the Offer Notice, each Stockholder may elect, by written notice (the “Offer Response”), to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such Parent Securities which equals the proportion that the Capital Holdings of such Stockholder bears to the total Capital Holdings of all Stockholders.

2.3 If all of the Parent Securities offered to the Stockholders are not elected to be obtained pursuant to the Offer Responses, Parent shall re-offer any remaining Parent Securities (the “Remaining Parent Securities”) by written notice (the “Second Offer Notice”) upon the terms set forth in Section 2.1 to the Stockholders who requested their full allotment under Section 2.2 (the “Electing Stockholders”). Each Electing Stockholder shall indicate, within five (5) days of receipt of a Second Offer Notice, the number of Remaining Parent Securities it is willing to obtain (the “Additional Parent Securities”). Each Electing Stockholder shall be entitled to obtain, in addition to the number of Parent Securities indicated in such Stockholder’s Offer Response, the lesser of (a) the Additional Parent Securities and (b) such portion of the Remaining Parent Securities that equals the proportion such Electing Stockholder’s Capital Holdings bears to the total Capital Holdings of the other Electing Stockholders.

2.4 If all Parent Securities that the Stockholders are entitled to obtain pursuant to Sections 2.2 and 2.3 are not elected to be obtained as provided in such Sections, Parent may, during the ninety (90) day period following the expiration of the periods provided in Sections 2.2 and 2.3 hereof, offer the remaining unsubscribed portion of such Parent Securities to any person or persons (including any Stockholder) at a price not less than, and upon terms no more favorable to the offeree than those specified in the Offer Notice. If Parent does not enter into an agreement for the sale of the Parent Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided under this Section 2 shall be deemed to be revived and such Parent Securities shall not be offered to any Stockholder unless first reoffered to all of the Stockholders in accordance herewith.

2.5 The purchase rights in this Section 2 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, consultants, officers or directors pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their employment, (ii) the issuance of securities to or after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, having an aggregate offering price in excess of Ten Million Dollars ($10,000,000), (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities as consideration for a bona fide business acquisition of or by Parent, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise unanimously approved by the Board of Directors, (v) the issuance of up to Ten Million Dollars ($10,000,000) in aggregate principal amount of convertible notes and related warrants (or the issuance of securities upon conversion or exercise thereof) (exclusive of any such securities issued in connection with the transaction described in subsection (vi) below) provided that such issuance is unanimously approved by the Board of Directors, (vi) the issuance of Three Million Four Hundred Seven Thousand Dollars ($3,407,000) of convertible notes and warrants pursuant to (or upon conversion or exercise of securities issued under) that certain Note and Warrant

Purchase Agreement dated October 16, 1999 among Parent and the other parties signatory thereto, or (vii) the issuance of securities for other than primarily equity financing purposes in an arms-length transaction for a legitimate business purpose.

3. First Offer Notice. If any Stockholder, other than JPS International, LLC and its Affiliates, receives a bona fide offer to Transfer any Equity of the Company such Stockholder holds or such Stockholder intends to make a bona fide offer (the “Bona Fide Offer”) for the Transfer of such Equity (the “Transfer Securities”), such Stockholder (a “Transferring Stockholder”) shall give the other Stockholders, prior to accepting the Bona Fide Offer or making such a Bona Fide Offer to a third party (which may include Parent or any of the other Stockholders) (a “Transferee”), written notice (the “Transfer Notice”) of the terms, in reasonable detail, of the Bona Fide Offer, including the price of such Bona Fide Offer (the “Offered Price”) and the identity of any Transferee from whom Transferring Stockholder has received an offer to purchase the Transfer Securities or to whom Transferring Stockholder proposes to sell the Transfer Securities. Upon the request of any Stockholder, Transferring Stockholder will promptly furnish to the remaining stockholders (collectively the “Remaining Stockholders” and individually, a “Remaining Stockholder”) such other information related to the terms of the proposed Transfer as may be reasonably requested.

3.1 Right of First Offer.

(a) Stockholder’s Right of First Offer. Each of the Remaining Stockholders shall have a right of first offer to purchase such portion of the Transfer Securities which equals the proportion that the Capital Holdings of such Remaining Stockholder bears to the total Capital Holdings held by all such Stockholders. Each such Remaining Stockholder shall indicate its exercise or waiver of such right by written notice (the “Transfer Response”) to the Transferring Stockholder within ten (10) days (the “Stockholder’s Purchase Period”) of receipt of the Transfer Notice. Each such Remaining Stockholder that fails to provide a Transfer Response before the expiration of the Stockholder’s Purchase Period to Transferring Stockholder, shall be deemed to have waived its, his or her right of first offer with respect to such Transfer Securities.

(b) Remaining Transfer Securities. If all of the Transfer Securities offered to the Remaining Stockholders are not to be purchased or obtained by the Remaining Stockholders pursuant to the Transfer Responses, the Transferring Stockholder shall reoffer any remaining Transfer Securities (the “Remaining Transfer Securities”) by written notice (the “Stockholder’s Second Notice”) upon the terms set forth in Section 3 to the Remaining Stockholders purchasing their full allotment under Section 3.1(a) (the “Electing Transfer Stockholders”). Each Electing Transfer Stockholder shall indicate, within five (5) days of receipt of the Stockholder’s Second Notice, the number of Remaining Transfer Securities it is willing to purchase (the “Additional Transfer Securities”). Each Electing Transfer Stockholder shall be entitled to obtain, in addition to the full allotment under Section 3.1(a) above, the lesser of (i) the Additional Transfer Securities and (ii) such portion of the Remaining Transfer Securities that equals the proportion that such Electing Transfer Stockholder’s Capital Holdings bears to the total Capital Holdings, collectively, of the other Electing Transfer Stockholders and the Transferring Stockholder.

(c) Purchase Price. The purchase price for the Transfer Securities to be purchased by a Stockholder exercising its, his or her right of first offer under this Agreement will be the Transfer Price and will be payable as set forth in Section 3.1(d) hereof. If the Transfer Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of Parent in good faith. If any party disputes the determination of the Board of Directors concerning the cash equivalent value of the non-cash consideration, then the parties shall together choose an independent appraisal firm of nationally recognized standing (the “Appraiser”) to resolve such dispute. The decision of the Appraiser shall be final and binding. All of the fees and expenses of the Appraiser shall be paid by the party or parties whose value of the non-cash consideration is the largest difference from the value given to such consideration by the Appraiser (the “Appraisal Difference”) (such fees and expenses will be shared equally by the disputing parties if they have the same Appraisal Difference).

(d) Payment. Payment of the purchase price for Transfer Securities purchased by a Stockholder exercising its respective right of first offer will be made within ten (10) days after the expiration of Stockholders’ Purchase Period. Payment of the purchase price will be made, at the option of the Stockholder in cash (by cashier’s check or wire transfer).

(e) Rights of Stockholder. Upon the date that payment is made for the Transfer Securities purchased by the Stockholders pursuant to their rights of first offer hereunder, Transferring Stockholder will have no further rights as a holder of such Transfer Securities, and Transferring Stockholder will forthwith cause all certificate(s) evidencing such Transfer Securities to be surrendered to Parent, duly endorsed for transfer to the purchasing Stockholder(s). Parent shall thereafter issue new certificate(s) reflecting such transfer.

(f) Stockholder’s Right to Transfer. If the Remaining Stockholders have not elected pursuant to their rights of first offer to purchase all of the Transfer Securities, then, subject to the co-sale rights set forth below, Transferring Stockholder may Transfer that portion of the Transfer Securities permitted to be sold by Transferring Stockholder under the exact terms and conditions of the Bona Fide Offer, provided that such Transfer (a) is consummated within ninety (90) days after the date of the expiration of the Stockholder’s Purchase Period, and (b) is in accordance with the terms and conditions of this Agreement. If the Transfer Securities are transferred in accordance with the terms and conditions of this Agreement, then the Transferee(s) of the Transfer Securities will thereafter hold such Transfer Securities free of the right of first offer and all other restrictions imposed by this Agreement; provided that nothing herein will release any such Transferee from any obligations or restrictions that may be imposed on such Transferee under any other agreement to which such Transferee is a party. If the Transfer Securities are not so transferred during such ninety (90) day period or the terms of the Bona Fide Offer have changed in any manner, then Transferring Stockholder will not Transfer any of such Transfer Securities without complying again in full with the provisions of this Agreement.

4. Right of Co-Sale. It is the intention of this Section 4 that in the event of a Transfer of Equity by any Stockholder (a “Transferring Co-Sale Stockholder”) other than pursuant to Sections 3.1(a) or 3.1(b), each of the other Stockholders (each a “Participating Co-Sale Stockholder”) shall be afforded the opportunity to participate in such Transfer of such

Equity on the basis of the proportion that such Capital Holdings of the Participating Co-Sale Stockholder bear to the Capital Holdings of the other Stockholders participating in such sale; provided, however, that JPS International, LLC and/or its Affiliates (collectively, the “JPS Entities”) shall not be considered a Transferring Co-Sale Stockholder subject to the provisions of this Section 4 unless the JPS Entities transfer or participate in the transfer of greater than fifty percent (50%) of the issued and outstanding voting capital stock of Parent (not on a fully diluted basis but treating as converted any transferred securities that are convertible into voting stock) in a transaction or series of related transactions within a period of nine months not involving a merger of Parent or a sale of substantially all of Parent’s assets; and provided further, that in the event that any of the JPS Entities are considered Transferring Co-Sale Stockholders hereunder, the rights of co-sale provided for below shall be deemed to afford Participating Co-Sale Stockholders the right to sell the same percentage of their respective Capital Holdings as are being and/or have been sold by the JPS Entities in such transaction or series of related transactions.

Subject to the foregoing, no Stockholder shall Transfer any Equity held by such Stockholder except in accordance with the following provisions:

4.1 Right of Co-Sale. Each Participating Co-Sale Stockholder will have the right to participate in the Transfer of any Equity, other than Equity sold pursuant to Section 3.1(a) or 3.1(b), in the manner set forth herein (the “Right of Co-Sale”). Transferring Co-Sale Stockholder shall give written notice to each of the Participating Co-Sale Stockholders not less than fifteen (15) days before it proposes to Transfer such Equity to a specified Transferee (“Stockholder’s Sale Notice”). Such Stockholder’s Sale Notice shall contain the terms, in reasonable detail, of the proposed Transfer, including the Offered Price and the identity of any Transferee from whom Transferring Co-Sale Stockholder has received an offer to purchase the Transfer Securities or to whom Transferring Co-Sale Stockholder proposes to sell the Equity. Pursuant to this Section 4, each Participating Co-Sale Stockholder may elect to Transfer to any Transferee(s) identified in the Stockholder’s Sale Notice up to that amount of Equity owned by such Participating Co-Sale Stockholder that is equal to the Participating Co-Sale Stockholder’s Pro Rata Share of the Remaining Equity by giving written notice to Transferring Co-Sale Stockholder within fifteen (15) days after the date of Stockholder’s Sale Notice, specifying the number of shares and type of Equity that such Participating Co-Sale Stockholder desires to transfer to each Transferee by exercising the Right of Co-Sale. For purposes of this Section 4, a Participating Co-Sale Stockholder’s “Pro Rata Share” will be defined as the proportion that the Capital Holdings of such Participating Co-Sale Stockholder bear to the total Capital Holdings of all Stockholders participating in such Transfer.

4.2 Remaining Transfer Securities Subject to Right of Co-Sale. If all of the Participating Co-Sale Stockholders do not elect to Transfer their Pro Rata Share, the Transferring Co-Sale Stockholder shall reoffer to the Participating Co-Sale Stockholders transferring their full allotment under Section 4.1 (the “Electing Co-Sale Stockholders”) the opportunity to Transfer additional amounts of Equity (the “Remaining Co-Sale Securities”) by giving such Electing Co-Sale Stockholders written notice upon the terms set forth in Section 4.1 (the “Stockholder’s Second Sale Notice”). Each Electing Co-Sale Stockholder shall indicate, within 5 (five) days of receipt of the Stockholder’s Second Sale Notice, the amount of Equity it is willing to Transfer (the “Additional Co-Sale Securities”). Each Electing Co-Sale Stockholder shall be entitled to

Transfer, in addition to the full allotment under Section 4.1, the lesser of (i) the Additional Co-Sale Securities and (ii) such portion of the Remaining Co-Sale Securities that equal the proportion that the Capital Holdings of such Electing Co-Sale Stockholder bear to the total Capital Holdings of, collectively, all such Electing Co-Sale Stockholders and the Transferring Stockholder.

4.3 Consummation of Co-Sale. Each Participating Co-Sale Stockholder, in exercising the Right of Co-Sale, shall effect such Participating Co-Sale Stockholder’s participation in such Transfer by delivering to Transferring Co-Sale Stockholder at the closing of the Transfer of the Equity to such Transferee (the “Closing”) one or more certificates, properly endorsed for transfer, representing such Equity to be Transferred by such Participating Co-Sale Stockholder. At the Closing, such certificates or other instruments will be transferred and delivered to the Transferee(s) set forth in the Stockholder’s Sale Notice in consummation of the transfer of the Equity pursuant to the terms and conditions which shall be substantially the same as those set forth in the Transfer Notice, and Transferring Co-Sale Stockholder will remit, or will cause to be remitted, to each Participating Co-Sale Stockholder within ten (10) days after such Closing that portion of the proceeds of the Transfer to which each Participating Co-Sale Stockholder is entitled by reason of such Participating Co-Sale Stockholder’s participation in such transfer pursuant to the Right of Co-Sale. Each Participating Co-Sale Stockholder shall provide standard representations and warranties with regard to any shares of Equity it proposes to sell in connection with the exercise of its Rights of Co-Sale hereunder. No Participating Co-Sale Stockholder’s liability for any breach of such representations and warranties shall exceed the consideration received by it in such transaction.

5. Multiple Series, Classes or Types of Equity. If the Equity to be Transferred pursuant to Sections 3.1 or 4.3 consists of more than one series or class or type of Equity, each participating Stockholder shall have the right to Transfer or receive, as the case may be, such Stockholder’s Pro Rata Share of each such series, class or type of Equity; provided, however, that as to the Right of Co-Sale, if such Participating Co-Sale Stockholder does not hold any of such series, class, or type of Equity, and the Transferee is not willing, at the Closing, to purchase some other series, class or type of Equity from such Participating Co-Sale Stockholder as part of such Participating Co-Sale Stockholder’s Pro Rata Share (an “Incomplete Co-Sale”), then such Participating Co-Sale Stockholder will have the put right set forth in Section 6 hereof, the consummation of which shall be a condition to closing the related Transfer of Equity pursuant to the Right of Co-Sale.

6. Refusal to Transfer; Put Right.

6.1 Refusal to Transfer. Any Transfer of Equity in violation of any provision of this Agreement will be void. Parent will not (a) transfer on its books any Equity that has been Transferred by Transferring Stockholder in violation of this Agreement, or (b) treat as owner of such Equity, or accord the right to vote to or pay dividends to any purchaser, donee or other transferee to whom such Equity may have been so Transferred. Parent shall be entitled to rely upon a certificate of Transferring Stockholder, absent actual knowledge to the contrary, that the Transfer is in accordance with the terms of this Agreement.

6.2 Put Right. If an Incomplete Co-Sale occurs and the provisions of Section 6 hereof apply, the relevant Participating Co-Sale Stockholder may require Transferring Stockholder to purchase from such Participating Co-Sale Stockholder, for cash or such other consideration as Transferring Stockholder received in the Incomplete Co-Sale, that number of shares of Equity (of the same class, series or type as transferred in the Incomplete Co-Sale, if such Participating Co-Sale Stockholder then owns Equity of such class, series or type, and otherwise of Common Stock) having a purchase price equal to the aggregate purchase price such Participating Co-Sale Stockholder would have received in the Closing of such Incomplete Co-Sale if such Participating Co-Sale Stockholder had exercised and been able to consummate such Stockholder’s Right of Co-Sale with respect thereto (the “Stockholder’s Put Right”). A Participating Co-Sale Stockholder may exercise such Stockholder’s Put Right by delivery of written notice to Transferring Stockholder and Parent (a “Put Notice”) within ten (10) days after such Participating Co-Sale Stockholder becomes aware of the Incomplete Co-Sale. The closing of such sale to Transferring Stockholder under such Stockholder’s Put Right will occur within ten (10) days after the date of such Stockholder’s Put Notice. If a Participating Co-Sale Stockholder does not hold shares of the same class, series or type as transferred in the Incomplete Co-Sale and is entitled to require Transferring Stockholder to purchase Common Stock held by the Participating Co-Sale Stockholder, for the purpose of determining the number of shares of Common Stock that Transferring Stockholder is required to purchase, the value of such Common Stock shall be equal to its fair market value as determined by the Board of Directors of Parent in good faith. If any party disputes a determination of the Board of Directors pursuant to this Section 6.2, the matter shall be resolved in the manner contemplated by Section 3.1(c).

7. Restrictive Legend and Stop-Transfer Orders.

7.1 Legend. Each Stockholder understands and agrees that Parent will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Equity by such Stockholder:

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES OR BLUE SKY LAWS OF CALIFORNIA OR ANY OTHER STATE AND MAY NOT BE OFFERED AND SOLD UNLESS REGISTERED AND/OR QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS APPLICABLE. THEREFORE, NO SALE OR TRANSFER OF THIS SECURITY SHALL BE MADE, NO ATTEMPTED SALE OR TRANSFER SHALL BE VALID, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE ANY EFFECT TO ANY SUCH TRANSACTION UNLESS (A) SUCH TRANSACTION SHALL HAVE BEEN DULY REGISTERED UNDER THE ACT AND QUALIFIED OR

APPROVED UNDER APPROPRIATE STATE OR BLUE SKY LAWS, OR (B) THE ISSUER SHALL BE REASONABLY SATISFIED THAT SUCH REGISTRATION, QUALIFICATION OR APPROVAL IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCKHOLDERS’ AGREEMENT AMONG THE STOCKHOLDERS DATED DECEMBER 17, 1999 BY AND AMONG THE COMPANY AND THE STOCKHOLDERS LISTED ON SCHEDULE A THERETO.

7.2 Stop Transfer Instructions. Stockholder agrees, to ensure compliance with the restrictions referred to herein, that Parent may issue appropriate “stop transfer” certificates or instructions and that, if Parent transfers its own securities, it may make appropriate notations to the same effect in its records.

8. Registration of Securities. Subject to Section 8.5 below and subject to the registration rights of the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) set forth in that certain Investors’ Rights Agreement dated as of December 29, 1999, if at any time Parent proposes (but without any obligation to do so) to register under the Act any Registrable Securities held by any Stockholder or its Affiliates (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration relating to a corporate reorganization or other transactions under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities issued to the Stockholders of Parent (other than William Strauss) prior to the Effective Time that are also being registered), Parent shall, at such time, promptly give each Stockholder written notice of such registration. Upon the written request of each Stockholder given within twenty (20) days after notice is given by Parent in accordance with Section 11.6, Parent shall use all reasonable efforts to cause to be registered under the Act the number of Registrable Securities owned by that Stockholder designated in such request. The right of such Stockholder to request registration of its Registrable Securities shall be pari passu with the rights of the holders of Series A Preferred Stock to effect registration but shall be subordinate to the rights Parent grants to holders of Series B Preferred Stock, if and when established, to effect registration.

8.1 Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 8 prior to the effectiveness of such registration whether or not any Stockholder has elected to include securities in such registration.

8.2 It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 8 with respect to the Registrable Securities of any selling Stockholder that such Stockholder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Stockholder’s Registrable Securities.

8.3 If all such Registrable Securities may not be so registered, whether because of overall size limitations on a proposed offering or otherwise, and subject to the registration rights of the holders of the Series B Preferred set forth in that certain Investors’ Rights Agreement dated as of December 29, 1999, each Stockholder requesting registration shall be entitled to have included in such registration the number of Registrable Securities owned by that Stockholder that bears the same proportion to the total number of Registrable Securities owned by Stockholders included in such registration as such Stockholder’s Capital Holdings bear to the total Capital Holdings of all Stockholders included in such registration. Subject to this right of proportionate participation, Parent and any Stockholders requesting registration shall cooperate with each other and any financial advisors or underwriters involved with such registration to determine the appropriate number and type of securities to be registered, and appropriate procedures therefor.

8.4 In addition, to the extent any offering to which the rights contained in this Section 8 apply involves an non-discriminatory underwriting of shares of Parent’s capital stock, Parent shall not be required to include any Stockholder’s Registrable Securities in such underwriting unless such Stockholder accepts the terms of the underwriting as agreed upon by Parent and the underwriters selected by it. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. In connection with any offering involving an underwriting of shares of Parent’s capital stock, Parent shall include the Stockholders’ Registrable Securities in such underwriting only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total amount of securities, including Registrable Securities to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of Registrable Securities which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the Registrable Securities so included to be apportioned pro rata among the selling Stockholders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Stockholder or in such other proportions as shall mutually be agreed to by such selling Stockholders).

8.5 For the purposes of this Section 8, “Registrable Securities” shall mean any shares of Common Stock held by any Stockholder including shares of Common Stock issuable upon conversion of Preferred Stock.

8.6 Notwithstanding the rights of registration granted pursuant to this Section 8, nothing in this Section 8 shall prevent Parent from granting rights of registration senior to those provided herein to a holder of a subsequent series of Preferred Stock, provided that such series of Preferred Stock is issued in exchange for proceeds with an aggregate offering price in excess of Ten Million Dollars ($10,000,000).

9. Market Standoff Agreement. If requested by Parent or the representative of the underwriters of Common Stock (or other securities) of Parent, each Stockholder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of Parent held by such Stockholder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of Parent in connection with the initial bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, having an aggregate offering price in excess of Ten Million Dollars ($10,000,000) (the “Initial Offering”) and not to exceed one hundred eighty (180) days following the effective date of each registration statement following the Initial Offering, provided that all officers, directors and Stockholders of Parent enter into similar agreements and provided that any such restrictions on sale applies to all Stockholders on an equitable basis.

The obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. Parent may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the periods referenced in the preceding paragraph.

10. Indemnification. In the event any Registrable Securities are included in a registration statement under Section 8:

10.1 To the extent permitted by law, each Stockholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Parent within the meaning of the Act, any underwriter, any other Stockholder selling Registrable Securities in such registration statement and any controlling person of any such underwriter or other Stockholder, against any losses, claims, damages, or liabilities (several but not joint) to which any of the foregoing persons may become subject, under the Act, the Securities Exchange Act of 1934 or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations by such Stockholder (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 10.1, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 10.1 exceed the gross proceeds from the offering received by such Stockholder.

10.2 Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.

10.3 If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

10.4 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

10.5 The obligations of the Stockholders under this Section 10 shall survive the completion of any offering of Registrable Securities in a registration statement under Section 8, and otherwise.

11. Miscellaneous.

11.1 Successors and Assigns. Except as otherwise provided herein and except that the rights contained in Sections 2, 3 and 8 hereof may not be assigned in connection with any Transfer of a Stockholder’s Equity, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Any permitted transferee of a Stockholder who is required to become a party hereto will be considered to be a “Stockholder” for the purposes of this Agreement without the need for any consent, approval or signature of any party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.2 Termination of Agreement. The rights and obligations established pursuant to this Agreement shall terminate upon the closing of the Initial Offering; provided, however, that the obligations set forth in Sections 8, 9, 10 and 11 hereof shall survive the termination of this Agreement; provided further that Jared Schutz, Barbara Bry and JPS International LLC shall only be subject to Sections 9, 10 and 11 to the extent such sections are applicable, after the termination of this Agreement.

11.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service (against written receipt), or sent via telecopy (with answer back confirmation) or mailed (postage prepaid by certified courier or registered mail, return receipt requested) or by overnight courier to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

11.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance), only with the written consent of (a) Parent, (b) the holders of Fifty-One Percent (51%) of the Capital Holdings of all Stockholders who were stock stockholders of Parent immediately prior to the Effective Time or their transferees of Equity, (c) the holders of Fifty-One Percent (51%) of the Capital Holdings of all Stockholders who were stockholders of the Company immediately prior to the Effective Time or their transferees and (d) the holders of a majority of the Company’s Series B Preferred Stock. Any amendment or waiver effected in accordance with this Section 11.8 shall be binding upon each Stockholder and Parent.

11.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that if such exclusion and enforcement does materially frustrate the intent and purpose of this Agreement, this Agreement shall terminate upon determination by a court regarding such unenforceability.

11.10 Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and Schedules hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The parties hereto agree that the Composite Shareholders’ Agreement dated October 11, 1997, as amended, by and among Robert A. Bergmann, Norman Douglas Chirite, Michael Felsher, Floramor, Inc., Flying Flowers, Ltd., David B. Golub, Horticultural Products Corporation, Jonathan Kagan, Yuval Moed, Bruce G. Pollack, Lester Pollack, Abe Wynperle, Timothy Dunningham, Michael Felsher, Harold Hughes, Jonathan Kagan, Yuval Moed and Abe Wynperle shall automatically terminate upon the execution of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFLOWERS, INC.

	By:	/s/ Steve Kemper
Steve Kemper, Chief Financial Officer

Address:		7863 Grand Avenue Suite 302 La Jolla CA 90237

STOCKHOLDERS:

JARED P. SCHUTZ

/s/ Jared P. Schutz
Jared P. Schutz

Address:

BILL STRAUSS

Bill Strauss

Address:

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

BARBARA BRY

Barbara Bry

Address:

JPS INTERNATIONAL LLC

By:	/s/ Jared P. Schutz

Its:	/s/ title

Address:

MICHAEL FELSHER

/s/ Michael E. Felsher
Michael Felsher

Address:
1 Grove Isle Lane Apt 1702
Miami FLA 33133

ABE WYNPERLE

/s/ Abe Wynperle
Abe Wynperle

Address:

3066 N.W 30th Way

BOCA RATON, FL 33431

FLOWER FARM INTERNATIONAL

By:

Its:

Address:

YUVAL MOED

/s/ Yuval Moed
Yuval Moed

Address:

7050 NW 75th St.

Parkland, FL 33067

INTERNET FLORAL CONCEPTS, L.P.

By:	/s/ Jared P. Schutz

Its:	Managing Member of GP

Address:

SCHEDULE A

SCHEDULE OF STOCKHOLDERS

Jared P. Schutz

Bill Strauss

Barbara Bry

JPS International LLC

Michael Felsher

Abe Wynperle

Flower Farm International

Yuval Moed

Flying Flowers Ltd.

SLI.com, Inc.

Jonathan Kagan

Lester Pollack

Bruce B. Pollack

David B. Golub

Robert A. Bergmann

Norman D. Chirtie

Pandesic LLC

Internet Floral Concepts, L.P.

Schedule A-1